Nov. 10. 2005 / 2:00PM, TGAL — Q2 2006 Tegal Corporation Earnings Conference Call

Final Transcript

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      Conference Call Transcript

      TGAL — Q2 2006 Tegal Corporation Earnings Conference Call

      Event Date/Time: Nov. 10. 2005 / 2:00PM PT
      Event Duration: N/A

CORPORATE PARTICIPANTS

      Frank Nagle

      Tegal Corporation — Investor Relations

      Tom Mika

      Tegal Corporation — President and CEO

      Christine Hergenrother

      Tegal Corporation — VP and CFO

CONFERENCE CALL PARTICIPANTS

      Al Shams

      Mid South Capital

      Richard Stewart

      21st Century Digital

      Steve Sullivan

      Horizon Financial Group

      Shao Wang

      Lotus Investment Management

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter Tegal Corporation earnings conference call. My name is Ann Marie, and I will be your coordinator for today.

[OPERATOR INSTRUCTIONS.]

I would now like to turn the call over to Mr. Frank Nagle, Tegal Investor Relations. You may proceed, please.

Frank Nagle — Tegal Corporation — Investor Relations

Thank you. Good afternoon, and welcome to Tegal’s Investor Conference Call for the second quarter of fiscal 2006 which ended September 30th, 2005. This is Frank Nagle on behalf of Tegal Corporation Investor Relations.

A digital recording of this conference call will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Thursday, November 17th, 2005. To access investors should dial 888-286-8010 or 617-801-6888 and enter the pass code 67110221. The conference call also will be available online via the Investor Section of the Company’s web site at www.tegal.com. An online replay of the teleconference along with a copy of the Company’s earnings release will be available on the Company’s web site, as well.

Before we begin, it is my duty to review with you the important Safe Harbor Statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks.

Actual operations and financial results may differ materially from Tegal’s expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company’s periodic filings with the Securities & Exchange Commission.

And now I would like to introduce Tom Mika, President and Chief Executive Officer of Tegal Corporation.

Tom Mika — Tegal Corporation — President and CEO

Thank you, Frank. Good afternoon, everyone. And welcome to Tegal Corporation's Investor Conference Call for the second quarter of fiscal 2006.

With me today is Christine Hergenrother, our Vice President and Chief Financial Officer. Christine will begin by reviewing our financial performance for the quarter, after which I will provide some additional comments. As is our custom we will then take questions from our audience. Christine.

Christine Hergenrother — Tegal Corporation — VP and CFO

Thanks, Tom.

Revenues for the fiscal second quarter were 6.4 million, an increase of 28% from 5 million for the same quarter last year, the fiscal second quarter of 2005, and an increase of 110% from 3.1 million reported for last quarter, the fiscal first quarter of 2006.

Tegal reported a net loss for the second quarter of 2.7 million or $0.04 per share compared to a net loss of $2.5 million or $0.05 per share for the same quarter one year ago. Sequentially, the Company’s net loss increased from the prior quarter loss of 2.5 million or $0.05 per share.

Gross profits for the second quarter of the fiscal 2006 were 38%, the same as reported for the second quarter one year ago, but improved from the first quarter fiscal 2006 of 22%. This increase in gross margins is attributable to higher overhead absorption from increased revenues. The 38% level of gross profit is still below our target for this level of revenues. Field service was the main expense keeping our margins low. We plan to address this in the future by increasing the efficiency of our field service operations.

Operating expenses for the second quarter of fiscal 2006 were 5.4 million, an increase from 4.4 million reported one year ago and the 3 million reported last quarter. This resulted in operating losses of 2.9 million during the current quarter. However, the operating expenses for the second quarter included certain nonrecurring expenses including G&A expense related to lease termination and recently completed financing. In addition, there were substantial non-cash, nonrecurring expenses related to warrants and stock grants that vested during the quarter.

On a pro forma basis non-GAAP operating losses were 400,000 which also included approximately 400,000 of non-cash depreciation and amortization expense. On a non-recurring pro forma, basis the Company’s operating loss of 41,000 represents a substantial reduction compared to the same quarter last year, as well as the first quarter of fiscal 2006.

R&D expenses came in at 1.2 million, a decrease of 300,000 compared to the prior fiscal year’s second quarter, and flat compared to the previous quarter.

Sales and marketing expense were slightly lower compared to the prior fiscal year’s second quarter and slightly higher than the last quarter, coming in at 800,000.

G&A expenses were 3.4 million compared to 2 million the same quarter last fiscal year and 1.2 million compared to last quarter. The 3.4 million spent on G&A this quarter included non-cash expenses of 1.7 million and non-recurring cash expenses of 300,000.

Without these expenses G&A was lower in the same quarter last year, but approximately 200,000 higher than the first quarter of this fiscal year due primarily to the costs associated with the annual meeting.

Other income expense net consists primarily of a non-cash warrant valuation in the amount of 300,000 for the warrant issued in the 2005 pipe offset by interest income on outstanding cash balances, and gains and losses on foreign exchange transactions. Although the warrant valuation is favorable to our bottom line this quarter because of the way the accounting regulations require us to calculate the valuation, the valuation will be unfavorable next quarter. This non-cash expense will not continue in subsequent quarters.

Cash and equivalents at the end of the second quarter of fiscal 2006 were 18.2 million compared to 3.2 million in the first quarter. Accounts receivable increased by 2.6 million to 5.3 million, while inventories remained flat. Borrowings were negligible at 46,000, down from 83,000 in the prior quarter. Accounts payable declined by 500,000 to 3.1 million.

Total shares outstanding as of November 10th, 2005 were 83,951,613. As of today the Company’s reported systems backlog of 10.4 million, up from 400,000 at the end of the quarter. Tegal’s book-to-bill ratio was below 1 for the quarter at .6 but increased substantially subsequent to the end of the quarter.

I will now turn the call back to Tom.

Tom Mika — Tegal Corporation — President and CEO

Thanks, Christine.

I would first like to thank our stockholders for the overwhelming support they gave us in the passing of all of the management recommended proposals presented at our Annual Meeting on September 13th. As a result of their favorable vote we were able to complete the second step of the private equity financing. We were also able to make other changes to the option pools that will help us motivate our employees to make some key changes to the Company that we anticipate in the coming quarters.

In the past two conference calls, Brad Mattson and I emphasized to our stockholders that Tegal is in the middle of a transition, which actually began over a year ago. Not a lot of people like to hear the term ‘turnaround,’ but that’s exactly what we’re in.

We described the key goals of this turnaround, namely, to achieve cash breakeven in this fiscal year; second, to achieve a significant increase in our revenues in this fiscal year; and, third, to change our business model to turn the Company into a profitable growing technology company also in this fiscal year.

Naturally, we are very pleased that we were able to achieve cash breakeven at an operating level this quarter. In her comments in the press release, Christine mentioned that she would like to see the Company operate at a lower revenue breakeven. I couldn’t agree more.

We need to work on improving our gross margins, which means improved efficiency in our field service operation and in manufacturing, as well as continue to look for opportunities to cut costs in our operating expense areas.

In the past couple of conference calls we’ve covered what we perceive to be some of the key strengths and weaknesses of Tegal. You will recall that in May, only two months after joining the Company, Brad Mattson described Tegal as being really good at technology but really bad at marketing. He regarded our Management as being good, which I appreciated, and our service and support functions of having a good reputation with our customers. But he was critical about our past decisions to pursue small emerging markets and very critical of our apparent tolerance for continued losses. I believe that Brad was right on all counts.

So, what are we doing to leverage our good points and to eliminate or overcome our bad points? And what are we doing to ensure that we achieve the three objectives of cash breakeven, increased revenues, and a profitable business model?

I would like to spend some time on these issues both to give you an appreciation for the scope of the changes that we have and we will continue to make, and to give you some insight on what you can expect from us in the future.

First of all, we have a plan. The overall strategies have been worked out, and we are in the process of developing detailed tactical implementation plans for getting from where we are to where we want to be. The plan consists of four main elements: one, management; two, existing product strategies; three, new products; and, four, infrastructure. I’ll cover each of these areas in turn.

First, management. Beginning in about June of 2004 we started to make some significant changes in our senior management staff. We brought in a new VP of Technology, Steve Selbrede, followed by a couple of Senior appointments in the sales force, including a new VP of Global Sales, Vahan Tchakerian, and Country Managers for Europe, Birger Gneuss, Asia-Pacific, Ed Chan, and Japan, Paul Werbaneth. These were followed by multiple changes in our Director and Manager level people reporting to these individuals.

In March of 2005 I was appointed by the Board of Directors as President and CEO from the position that I had held since 2002 of Executive Vice President and Chief Financial Officer. This appointment was coincident with the appointment of Brad Mattson as Executive Chairman. At the same time, Christine Hergenrother was appointed the position of VP and CFO from her previous assignment as Internal Auditor.

In September of this year we appointed Ralph Martin as the fourth independent member of the Board of Directors. And just last week we filled the long unfilled and badly needed position of VP Marketing with Murali Narasimhan. And there are additional appointments and changes which we expect to make it the coming months.

I cannot overemphasize how vitally important these management changes have been in this turnaround. All of these individuals bring a new perspective and sense of focus and energy to a Company that has been set in its ways for a long time. We are in the process of a total change of culture which must begin with Management. We have to change the vision for the Company, the methods of attacking the problems, and the culture that guides the implementation of solutions. We have made a lot of progress on this front in just a few months, and I commend each and every one of our employees for their flexibility, patience, and hard work during this time of change.

Second area, existing product strategies. Tegal has made substantial investments in the etching of so-called new materials over a long period of time. We have discussed at length in the past the types of devices that such new materials may be incorporated into, including devices such as FeRAM, MRAM, Resistive RAM, et cetera. This was an attempt by Tegal to leapfrog its major competitors, LAM, Applied, and TEL, by being “designed-in” to a wide variety of completely new devices, promising enhanced performance and functionality, especially for portable and wireless consumer products.

As we have pointed out in the past, these devices fall into markets and market segments that are just emerging, so it’s difficult for us to predict how much or how fast our sales may grow in any of these areas.

Having said that, the majority of our revenues this year will be in an emerging market area. A tier one semiconductor manufacturer in Europe has developed a revolutionary new device that will be incorporated into every cell phone and wireless device manufactured by another major European cell phone manufacturer. They would not have been able to produce this device without Tegal’s etch systems and the expertise that we have in the etching of these exotic new materials.

So, what is the strategic lesson here? Simple, exploit every opportunity that we have to sell what Tegal has developed, and that’s exactly what we are doing. Other integrated device manufacturers are undoubtedly trying to incorporate these new materials into new devices, using their etched tools from Applied, LAM, and TEL. It’s our job to let them know that we have the solutions to what we know will be their production problems, and to convince them that they can and should buy production tools from Tegal.

Tegal is a tier one supplier. We’ve proven it with our technology, our award-winning after-sales service and support, and our support of a tier one customer in production with a high profile product. And Tegal can do the same with our 980 plasma etched systems and our Endeavor PVD systems.

We have unique expertise and reliable tools. Our number one job is to find customers and applications around the world that need our expertise and our tools. This is why we’ve placed so much importance early on in the restructuring of our sales force worldwide. There are still a lot of customers out there who do not know what Tegal has to offer. I am confident that we can grow substantially from sales of our existing products in the coming years.

Area three, new products. Our new products are under development. Under development means under development. It does not mean available for sale. We made a mistake some time ago after first acquiring Simplus Systems of talking in these conference calls and in the market in general about an expected short timeline for delivering our Nano-Layer Deposition product, while it was still very much under development.

In the past couple of conference calls we have tried to readjust the timeline and to lower expectations about early revenues from this project by setting a goal of two unpaid beta units with customers some time during this fiscal year. We also have set a goal for additional beta units during calendar 2006. We believe that both of these goals can be met; however, we caution again, that although this product shows remarkable promise there are several major hurdles still to overcome to allow us to offer a production worthy tool in the thin conformal film market area.

We made a decision at about the same time that we acquired the Simplus product to begin the development of a new platform called the ‘Compact’. A platform is the mechanism and software that moves wafers into and out of process chambers. The Compact is intended to be a low cost, high performance platform that can handle all wafer sizes up to and including 300 millimeter. Our NLD process chamber will be deployed on the Compact platform. In addition, we would intend eventually to modify our etch process chambers to be able to be incorporated on this new platform. The Compact is currently in alpha, but will be moving soon to beta release, with an expected availability during calendar 2006.

With respect to the OnCore PVD project, it is proceeding, but admittedly more slowly than NLD. We are in the process of evaluating the unique features of this product vis-à-vis customer requirements and existing competition, a process that is much more manageable now that Murali, our new VP of Marketing, is onboard.

As Brad mentioned in May, this is potentially another horse for Tegal to ride in more mainstream markets. However, we want to be certain both that the need is there and that our resources are sufficient to pursue this project before we proceed in earnest.

Area four, infrastructure. Infrastructure is an area that has large potential for helping to turn the Company around which has a huge impact on people’s lives and which, therefore, must be handled carefully and with a lot of planning. There are several aspects to our plan.

One, the first is the integration of the Santa Barbara operation into our Petaluma Facility which is largely completed and so far, quite successfully. Several key people have made the transition and from an overall Management point-of-view, I am very pleased that we are able to have close daily contact with these very capable people that support the Endeavor and OnCore PVD systems.

The second is that we are evaluating a move from Petaluma to the South Bay. All of the analysis so far supports a decision to move but we must complete the evaluation before we make a final decision. We hope to be able to announce our decision by the next conference call.

The third aspect to our infrastructure plan involves the eventual outsourcing of manufacturing, which has the benefit of smaller facilities requirements. This plan is dependent on our success with our new products and platforms since these, rather than our legacy products, are the ones that we would expect to outsource.

Our Compact platform, for example, is already largely outsourced. We would retain a capability for final assembly and testing of systems prior to shipment to customers, as well as a demo facility, wherever we are.

Reps and strategic relationships is the fourth aspect of infrastructure that is an area that is under constant consideration, especially with respect to our foreign operations. Even though we are a small company we have to have a big presence around the world with semiconductor manufacturers.

Finally, we are continuously evaluating every aspect of our business to see if we can do something more efficiently or more effectively some other way. We have a saying in the Company, ‘if it doesn’t increase sales or reduce costs, don’t do it.’

Thanks for your patience with my rather long explanations of our current situation. I believe it is vital for us to continue to articulate our strategy during this transition period, and to report as much as possible on our progress.

I’ll now turn the call over to our listeners for any questions that you may have.

QUESTION AND ANSWER

Operator

Thank you, sir.

[OPERATOR INSTRUCTIONS.]

And your first question will come from Al Shams with Mid South Capital. You may proceed, please.

Al Shams — Mid South Capital

Yes, hey, Tom. Good afternoon.

Tom Mika — Tegal Corporation — President and CEO

Good afternoon, Al.

Al Shams — Mid South Capital

A couple of questions I thought I’d throw out at you. Number one, I mean moving down to South Bay, I mean that to me would seem to be disruptive. I would hope we really look at that very, very closely. I mean we’ve got a lot of things going, and I just would be reluctant to do something like that unless it was really compelling. So, that’s point number one.

Number two, is Brad there? Would Brad care to make some comments this afternoon?

Tom Mika — Tegal Corporation — President and CEO

Let me address your first question. Excuse me, your second question first. Brad is not here. He indicated on earlier conference calls that he thought having the Chairman at the call was or should be a pretty rare event. So, we discussed it and we decided not to have him at this conference call.

Al Shams — Mid South Capital

Okay. A third question, do we have a chance of getting 50 million in revenue say in the next 18 months? Is that possible?

Tom Mika — Tegal Corporation — President and CEO

I think that…

Al Shams — Mid South Capital

Is that realistic?

Tom Mika — Tegal Corporation — President and CEO

You know, I think this same question was asked last conference call, and I think we said that it depends on a lot of things, like what’s happening first of all in the industry and, you know, how well we perform on introducing our new products. You know, Al, I’d rather not answer that question today. I think that it’s not a good question for me to answer.

Let me address your first question about our move to the South Bay. I share your views on that. We would not do so unless it was extremely compelling, both in terms of the strategic reason to do so, as well as the costs associated with it. We do realize it’s disruptive, we’ve had a lot of discussions within the Company about it.

And it’s just my experience is we’re pretty long with Tegal Corporation, and I think that had we been in the South Bay from the beginning or at least from the Motorola buyout that we would be a much stronger company. I think to some extent we take ourselves out of an enormous talent pool by not being in the South Bay, and it’s not so much the engineering staff as it is the senior management talent.

Al Shams — Mid South Capital

Okay. I mean I can see that. On the other hand, the cost of living, one could argue the cost of living and the quality of life is pretty nice up there in Petaluma, and that might be a real attraction to staying there.

Tom Mika — Tegal Corporation — President and CEO

Well, I think to some extent it is, but also, you know, when you’re dealing with senior management talent, they have, particularly people who are experienced in the industry, they have their contacts down there.

Al Shams — Mid South Capital

Right.

Tom Mika — Tegal Corporation — President and CEO

And, you know, the talent pool is just much reduced when we talk about being in the Petaluma area.

Al Shams — Mid South Capital

Okay, well, I can appreciate that. Okay, well, I’ll let somebody else ask a few questions.

Tom Mika — Tegal Corporation — President and CEO

All right, thanks very much, Al.

Al Shams —Mid South Capital

Okay.

Operator

Again, as a reminder, ladies and gentlemen, it is star, one if you do wish to ask a question.

And your next question will come from Richard Stewart with 21st Century Digital. Please proceed.

Richard Stewart — 21st Century Digital

Good evening, folks. Did I understand correctly that lease termination and financing expense number 800,000 roughly is that over with now, so that won’t be in the next quarter?

Christine Hergenrother — Tegal Corporation — VP and CFO

Correct.

Richard Stewart — 21st Century Digital

Okay. And then the non-cash expenses related to warrants and stocks grant, did you also say that that has another quarter to go and then it will not continue beyond that?

Christine Hergenrother — Tegal Corporation — VP and CFO

The warrant valuation expense that was recorded this quarter related to the 2005 pipe. We’ll have one more expense next quarter for that, and then that’ll be done. It’s non-cash and it’s in other income, it’s not in operating income.

Richard Stewart — 21st Century Digital

Okay.

Christine Hergenrother — Tegal Corporation — VP and CFO

Our warrant given to advisors or stock issued to employees, that can be an ongoing non-cash event.

Richard Stewart — 21st Century Digital

And can you size those, too, for me maybe?

Christine Hergenrother — Tegal Corporation — VP and CFO

You don’t know until they’re granted.

Richard Stewart — 21st Century Digital

Okay. How about warrant expense related to the PIPE?

Christine Hergenrother — Tegal Corporation — VP and CFO

The warrant expense related to the PIPE this quarter was actually a pickup of 300,000.

Richard Stewart — 21st Century Digital

Oh, okay, and next quarter will be an expense of?

Christine Hergenrother — Tegal Corporation — VP and CFO

It hasn’t been evaluated yet.

Richard Stewart — 21st Century Digital

Oh, okay. And I heard you I think correctly say backlog is 10.4 million, is that right?

Christine Hergenrother — Tegal Corporation — VP and CFO

That’s correct, that’s as of today.

Richard Stewart — 21st Century Digital

Okay. That’s a big increase, right? From what was it last quarter?

Christine Hergenrother — Tegal Corporation — VP and CFO

Last quarter it was around 3 million, 3.4 million.

Richard Stewart — 21st Century Digital

Okay. That’s what I thought. And so that mainly relates to that recent order that you talked about in this press release. When does that ship?

Christine Hergenrother — Tegal Corporation — VP and CFO

It hasn’t shipped, that’s why it’s backlogged.

Richard Stewart — 21st Century Digital

Right. No, I said when does that ship?

Christine Hergenrother — Tegal Corporation — VP and CFO

It should ship this current quarter.

Richard Stewart — 21st Century Digital

Oh, okay.

Christine Hergenrother — Tegal Corporation — VP and CFO

Not the entire backlog will, but it will start shipping this quarter.

Richard Stewart — 21st Century Digital

Okay.

Tom Mika — Tegal Corporation — President and CEO

It’ll bleed out over about six months.

Richard Stewart — 21st Century Digital

Okay. And is that maybe all that that customer will require, or is this maybe a phase one kind of order, or what kind of?

Christine Hergenrother — Tegal Corporation — VP and CFO

We can only hope for a continuous order!

Richard Stewart — 21st Century Digital

Okay.

Tom Mika — Tegal Corporation — President and CEO

Let me address that. There are two locations where we’ve provided production equipment, one is in Europe, the other is in Asia-Pacific. We have or will have the same number of machines in both locations, which is four of our advanced etched systems.

We’re told, however, that the Asia-Pacific operation is supposed to represent 80% of the total production of these devices. So, we’re – and they’re both operating 24 x 7, so that may imply that there are some additional opportunities for us in Asia-Pacific.

Richard Stewart — 21st Century Digital

Okay. All right, well, congratulations on a good improvement this quarter.

Tom Mika — Tegal Corporation — President and CEO

Thank you very much.

Richard Stewart — 21st Century Digital

Thanks.

Operator

And your next question will come from Steve Sullivan with Horizon Financial Group. Please proceed, please.

Steve Sullivan — Horizon Financial Group

Hey, Christine, can you go over the book-to-bill again? What you said about where we were and where we ended the quarter?

Christine Hergenrother — Tegal Corporation — VP and CFO

At the end of the quarter we were at about .6.

Steve Sullivan — Horizon Financial Group

.6, but did you imply that it got better, substantially better towards the end of the quarter?

Christine Hergenrother — Tegal Corporation — VP and CFO

It should get substantially better by the end of this quarter, the current quarter that we’re in.

Steve Sullivan — Horizon Financial Group

Okay, okay. And you mentioned the figure of $200,000 in G&A, what was that for, again?

Christine Hergenrother — Tegal Corporation — VP and CFO

The costs related to the annual meeting, those expenses hit this quarter because the annual meeting was in September.

Steve Sullivan — Horizon Financial Group

The annual meeting for shareholders, or what annual meeting?

Christine Hergenrother — Tegal Corporation — VP and CFO

Yes, the annual meeting for shareholders.

Steve Sullivan — Horizon Financial Group

That’s $200,000?

Christine Hergenrother — Tegal Corporation — VP and CFO

Right.

Steve Sullivan — Horizon Financial Group

Okay, thank you.

Operator

Thank you, sir. And your next question comes from Shao Wang with Lotus Investment Management. Please proceed.

Shao Wang — Lotus Investment Management

Just pressing into the backlog for a little bit more. On the 10.4, that number is the backlog as of yesterday? Or what time period?

Christine Hergenrother — Tegal Corporation — VP and CFO

As of right now.

Shao Wang — Lotus Investment Management

As of right now. Do you have any breakout as to either by product, or customer, or geography on the backlog as of right now?

Christine Hergenrother — Tegal Corporation — VP and CFO

No, we don’t track it that way.

Shao Wang — Lotus Investment Management

So, obviously, you had a pretty sharp increase in orders sometime over the last say four weeks or so, was there any particular causal for that?

Tom Mika — Tegal Corporation — President and CEO

Yes, go back to the press release. We had a major order from a European manufacturer. I think it’s all there. Of four 6500 systems which we identified in the press release as having a value of $10 million.

Shao Wang — Lotus Investment Management

Right, but I mean, but you’re not, I guess I’m just looking for more color beyond that?

Tom Mika — Tegal Corporation — President and CEO

Well, that’s all the backlog, that’s the backlog. I mean there’s some additional systems backlog in there, but that’s primarily what’s in that backlog.

Shao Wang — Lotus Investment Management

Okay, moving on, Tom, when I think I saw you back in April and you mentioned you had I think a manufacturing capacity for something like 400 million in revenues. Now you’re talking about outsourcing manufacturing. Give us sense as to what the cost savings might be for that?

Tom Mika — Tegal Corporation — President and CEO

Yes, actually, what I said was 100 systems which was, is somewhere between, you know, 200 and 300 million depending on how much we get for the systems. That, I mean when you’re operating at the 15 to 25 million revenue level, obviously, that’s a huge burden, a huge overhead burden on our gross margins, and a huge monthly expense.

So, part of the driving force behind our looking at alternative locations is to see if we can’t get the cost of our manufacturing overhead down so that it’s more consistent with what we expect to be able to do in the next two to three years.

Shao Wang — Lotus Investment Management

Maybe another way to think about this, if we were to go out, say, two to three years, Christine, do you have sort of a target property model that you would provide?

Christine Hergenrother — Tegal Corporation — VP and CFO

Right now, our target marketing model is to do cash breakeven at the operations level.

Shao Wang — Lotus Investment Management

I was thinking gross margin?

Christine Hergenrother — Tegal Corporation — VP and CFO

We hope to improve our gross margin from 38%. As far as target, it needs a little bit more analysis on how we can actually achieve a higher gross margin.

Tom Mika — Tegal Corporation — President and CEO

We did say, if I can interrupt, we did say in prior calls that we thought we could essentially change our business model to reflect higher, much higher gross margins, much lower operating expenses, and, you know, a higher level of profitability that would be consistent with more of an intellectual property related company than a manufacturing company. We’re confident that we can do that, we just haven’t set specific goals that we’ve been willing to talk about publicly in that regard.

Shao Wang — Lotus Investment Management

Okay. Do you have a headcount number for the end of the September quarter?

Christine Hergenrother — Tegal Corporation — VP and CFO

100. It’s 100 worldwide.

Shao Wang — Lotus Investment Management

And my guess, let me ask it, would you be roughly flat on headcount by the end of the fiscal year, ‘06?

Christine Hergenrother — Tegal Corporation — VP and CFO

Yes, probably.

Shao Wang — Lotus Investment Management

Okay. Last question, I was under the sense, I might be wrong in this, that if ‘06, calendar ‘06 were a down cycle for the industry that that might be of a marginal benefit for Tegal. Would that still hold water?

Tom Mika — Tegal Corporation — President and CEO

Yes, I think that’s – Brad had mentioned that, and I agree with him. I think that…

Shao Wang — Lotus Investment Management

This is NLD specific, or?

Tom Mika — Tegal Corporation — President and CEO

Yes, it is, it’s NLD specific. You know, when you’re, when the industry is growing fast and furiously, no one has a chance to evaluate new tools. When it’s, when they’re in a down cycle, they have the time, and there are a couple of major companies out there that specifically employ a strategy of, you know, spending on CapEx during down cycles, so I think that would really help us in terms of feeding some of these NLD systems into the market.

Shao Wang — Lotus Investment Management

So, here we are sort of, you know, almost mid-November. Any sense on how you think ‘06 plays out in that regard?

Tom Mika — Tegal Corporation — President and CEO

Other than just to say that I think that we’ve got some, or we continue to have good opportunities for putting beta units in customers and we’re pursuing that as quickly as possible.

Shao Wang — Lotus Investment Management

Do you have sort of a mini max on how, minimum maximum in terms of beta units you might see go through say the next two quarters in anticipation of how ‘06 folds out?

Tom Mika — Tegal Corporation — President and CEO

Well, we’ve said that our goal is to put two beta units in in this fiscal year, and we expect to have additional ones during our next fiscal year, but I would very much hesitate to put a number on that. It’s, you know, having more is not necessarily better. It depends on what people want to do with those systems, where they are geographically, and what kind of resources we need to support them.

Shao Wang — Lotus Investment Management

Okay, thank you.

Tom Mika — Tegal Corporation — President and CEO

You’re welcome.

Operator

Thank you, sir. And there are no further questions at this time.

Frank Nagle — Tegal Corporation — Investor Relations

Okay, Operator, we’ll wrap it up.

Operator

Thank you.

Frank Nagle — Tegal Corporation — Investor Relations

Thank you. Once, again, a digital recording of this conference call will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Thursday, November 17th, 2005. To access investors should dial 888-286-8010 or area code 617-801-6888 and enter the pass code 67110221. This concludes today’s conference call. Thank you for joining us.

Operator

Once, again, ladies and gentlemen, thank you so much for your participation in today’s conference. This does conclude the presentation, and you may now disconnect. Have a great day.

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